STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Worldwide Humanitarian Services LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808.
The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Worldwide Humanitarian Services LLC this 8th day of May, 2001.

By: /s/ H.M. Hougen
Name: H.M. Hougen

CERTIFICATE OF AMENDMENT
OF
WORLDWIDE HUMANITARIAN SERVICES LLC

1.	The name of the limited liability company is Worldwide Humanitarian Services LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Worldwide Humanitarian Services LLC this 30th day of June, 2003.

/s/ Hayward D Fisk
Hayward D. Fisk, Manager

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Worldwide Humanitarian Services LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the LLC is changed to:

Worldwide Management and Consulting Services LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of June, A.D. 2014.

By: /s/ Elvira M. French
Name: Elvira M. French